UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 25, 2011

United Online, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-33367	77-0575839
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21301 Burbank Boulevard
Woodland Hills, California 91367
(Address of Principal Executive Offices) (Zip Code)

Telephone: (818) 287-3000

(Registrant’s telephone number, including area code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective April 25, 2011, Scott H. Ray, the Executive Vice President and Chief Financial Officer of United Online, Inc. (the “Company”), has taken a temporary leave of absence for medical reasons.  Neil P. Edwards, the Company’s Senior Vice President, Finance, Treasurer and Chief Accounting Officer, has been appointed to serve as the Company’s Acting Chief Financial Officer while Mr. Ray remains on leave.

Mr. Edwards, age 56, has served as the Company’s Senior Vice President, Finance, Treasurer and Chief Accounting Officer since September 2001.  Prior to that, he served as Vice President, Finance of NetZero, Inc. since December 1999.  In addition, Mr. Edwards served as the Company’s Interim Chief Financial Officer from June 2007 through September 2007 and Acting Chief Financial Officer from February 2009 through May 2009.

In connection with his appointment as Acting Chief Financial Officer, the Compensation Committee (the “Committee”) of the Company’s Board of Directors authorized on April 27, 2011 an increase to his annual rate of base salary from $324,450 to $400,000 and adopted a special bonus plan for him for the 2011 fiscal year (the “2011 Special Bonus Plan”) that will replace any other potential bonus opportunity he had for such year.  The 2011 Special Bonus Plan is similar to the 2011 Management Bonus Plan that the Committee has already adopted for the Company’s other executive officers.

Under the 2011 Special  Bonus Plan, Mr. Edwards’ bonus potential will be based in part on the consolidated revenue and consolidated operating income before depreciation, amortization and certain other expenses (“adjusted operating income”) of the Company’s FTD, Content & Media and Communications business segments for the 2011 fiscal year.  The balance of his bonus potential under such plan will be based on the separate revenue and adjusted operating income of each of the Company’s individual business segments (FTD, Content & Media or Communications).

Fifty percent (50%) of Mr. Edwards’ potential bonus award is tied to the level of revenue attained by the business segments on both a consolidated and individual segment-by-segment basis, and the other fifty percent (50%) is tied to the level of adjusted operating income attained by those business segments on both a consolidated and individual segment-by-segment basis.  Six potential levels of attainment from threshold to maximum have been established for each of the consolidated and individual segment revenue goals and seven potential levels of attainment from threshold to maximum have been established for each of the consolidated and individual segment adjusted operating income goals.  For each specified level of attainment, there is a specific dollar amount individually allocated to Mr. Edwards based on a certain percentage of his base salary.  The actual amount of the bonus award will be based on the actual level at which each of the various revenue and adjusted operating income goals is attained.  If there is not at least threshold attainment of the applicable revenue or adjusted operating income goals, then no bonus award will be earned with respect to that particular performance metric.

In addition, in order to receive his bonus, Mr. Edwards will be required to continue in the Company’s employ through the bonus payment date in the 2012 calendar year that will occur no later than March 5, 2012.  However, a pro-rated bonus payout based on actual attained levels of performance will be provided to Mr. Edwards if his employment terminates before the bonus payment date by reason of death or disability or if he was on a leave of absence during a portion of the 2011 fiscal year.  The target and maximum bonus amounts payable to Mr. Edwards if the applicable performance goals are each attained at the target or maximum level, respectively, are $400,000 and $600,000.

The foregoing description of the material terms of the 2011 Special Bonus Plan does not purport to be a complete description of that plan and is qualified in its entirety by reference to the 2011 Special Bonus Plan, a copy of which will be filed as an exhibit to the Company’s Form 10-Q for the quarterly period ended March 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 29, 2011	UNITED ONLINE, INC.

	By:	/s/ Charles B. Ammann

		Name:	Charles B. Ammann
		Title:	Executive Vice President, General Counsel and Secretary